FOR IMMEDIATE RELEASE:	CONTACT:
Geoff High, Vice President of Investor Relations
303-604-3924

DMC GLOBAL CLOSES $300 MILLION SENIOR SECURED CREDIT FACILITY

BROOMFIELD, Colo. – February 7, 2024 – DMC Global Inc. (Nasdaq: BOOM) today announced it has closed a $300 million, five-year senior secured credit facility consisting of a $200 million revolving credit facility, a $50 million term loan and a $50 million delayed draw term loan. The facility replaces DMC’s prior $200 million credit facility.

“This new credit agreement strengthens our balance sheet and improves our near-term financial flexibility as we pursue strategic alternatives for our DynaEnergetics and NobelClad businesses, and seek to transform DMC’s portfolio,” said Michael Kuta, president and CEO. “Our enhanced liquidity will support our growth strategies in the architectural framing industry, including acquiring the remaining 40% minority interest in Arcadia Products.”

In December 2021, DMC acquired a 60% controlling interest in Arcadia Products LLC, a leading provider of architectural building products to the commercial and ultra-high-end residential construction industries. A put/call option on the remaining 40% stake in Arcadia becomes exercisable on December 23, 2024. The current estimated value of the put/call option, net of a tax bridge loan, is approximately $163 million.

“This new credit facility holds our leverage and debt service costs to a prudent level,” said Eric Walter, CFO. “We are pleased to have the strong support of our lending group, which has been expanded from four to seven institutions.”

Walter said DMC’s leverage ratio following the close of the credit facility remains at 1.25x and is expected to be approximately 2.0x if the Company executes the call on the 40% minority interest in Arcadia.

The $50 million term loan and approximately $70 million of the $200 million revolving credit facility will be used to refinance DMC’s existing bank debt. The $50 million delayed draw term loan and unused capacity on the revolving credit facility will be available to support the purchase of the remaining 40% of Arcadia.

The term loan requires annual amortization of 5% for the first two years, 7.5% for the next two years, and 10% in the fifth year with a bullet at maturity. The covenants of the credit facility have a maximum total leverage ratio of 3.00x and minimum debt service coverage ratio of 1.25x.

KeyBank, N.A., is serving as administrative agent, and the banking syndicate is made up of U.S. Bank, Bank of America, Bank of Oklahoma, CIBC, Commerce Bank, and Comerica Bank.

Safe Harbor Language
Except for the historical information contained herein, this news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements and information are based on numerous assumptions regarding present and future business strategies, our potential purchase of the remaining 40% minority interest in Arcadia Products and Arcadia’s growth strategy. Forward-looking information and statements are subject to known and unknown risks, uncertainties and other important factors that may cause actual results and performance to be materially different from those expressed or implied by such forward-looking information and statements, including but not limited to: our ability to realize sales from our backlog; our ability to obtain new contracts at attractive prices; the execution of purchase commitments by our customers, and our ability to successfully deliver on those purchase commitments; the size and timing of customer orders and shipments; changes to customer orders; product pricing and margins; fluctuations in customer demand; our ability to successfully navigate slowdowns in market activity or execute and capitalize upon growth opportunities; the success of DynaEnergetics’ product and technology development initiatives; our ability to successfully protect our technology and intellectual property and the costs associated with these efforts; consolidation among DynaEnergetics’ customers; fluctuations in foreign currencies; fluctuations in tariffs and quotas; the cost and availability of energy; the cyclicality of our business; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timing and price of metal and other raw material; the adequacy of local labor supplies at our facilities; our ability to attract and retain key personnel; current or future limits on manufacturing capacity at our various operations; government actions or other changes in laws and regulations; the availability and cost of funds; our ability to access our borrowing capacity under our credit facility; geopolitical and economic instability, including recessions, depressions, wars or other military actions; inflation; supply chain delays and disruptions; transportation disruptions; general economic conditions, both domestic and foreign, impacting our business and the business of our customers and the end-market users we serve; as well as the other risks detailed from time to time in our SEC reports, including the annual report on Form 10-K for the year ended December 31, 2022. We do not undertake any obligation to release public revisions to any forward-looking statement, including, without limitation, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

About DMC Global
DMC Global is an owner and operator of innovative, asset-light manufacturing businesses that provide unique, highly engineered products and differentiated solutions. DMC’s businesses have established leadership positions in their respective markets and consist of: Arcadia, a leading supplier of architectural building products; DynaEnergetics, which serves the global energy industry; and NobelClad, which addresses the global industrial infrastructure and transportation sectors. Based in Broomfield, Colorado, DMC trades on Nasdaq under the symbol “BOOM.” For more information, visit: HTTP://WWW.DMCGLOBAL.COM.